SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2015

YOU HAN DATA TECH COMPANY LTD.

Nevada 000-51973 N/A

(State or other jurisdiction (Commission File Number) (I.R.S. Employer of incorporation) Identification No.)

8-5-128 Jichexiaoqu, Chanchun, Jilin, China

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 949-419-6588

Razor Resources Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this report, the terms “Company,” “our company,” “us,” “we” and “our” refer to You Han Data Tech Company Ltd., unless the context requires otherwise

Item 5.03     Amendment to Articles of Incorporation or Bylaws

On September 12, 2015 the Company amended its Articles of Incorporation to change its name from Razor Resources, Inc. to You Han Data Tech Company Ltd. A new CUSIP and symbol will be requested from FINRA upon completion of the requirements to effect the 500:1 Reverse Stock Split (pro-rata reduction of outstanding shares) of our issued and outstanding shares of Common Stock and Preferred Stock.

On June 25, 2015, the Company amended its Articles of Incorporation to increase the number of authorized capital shares to an aggregate of Ten Billion (10,000,000,000) shares, of which Nine Billion, Nine Hundred Million (9,900,000,000) were designated as Common Stock, par value $0.00001 per share, Ten Million (10,000,000) were designated as Series A Preferred Stock, par value $0.0001 per share and Ninety Million (90,000,000) were designated as Series A Preferred Stock, par value $0.0001 per share.

On March 5, 2015, the Company amended its Articles of Incorporation to reduce the number of authorized capital shares to an aggregate to Two Hundred Million (200,000,000) shares, of which One Hundred and Ninety Five Million (195,000,000) were designated as Common Stock, par value $0.001 per share, and Five Million (5,000,000) were designated as Preferred Stock, par value $0.001 per share.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
3.1	Amended Articles of Incorporation of You Han Data Tech Company Ltd.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOU HAN DATA TECH COMPANY LTD.
(Registrant)

By: /s/ Zongfeng Dai Zongfeng Dai Chief Executive Officer

Dated: September 30, 2015